As Filed with the Securities and Exchange Commission on April 27, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

World Wrestling Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2693383
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1241 East Main Street

Stamford, Connecticut 06902
(203) 352-8600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward L. Kaufman, Esq.

World Wrestling Entertainment, Inc.
1241 East Main Street
Stamford, Connecticut 06902
(203) 352-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael C. McLean, Esq.
Kirkpatrick & Lockhart LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, Pennsylvania 15222
(412) 355-6500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities To Be	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
Registered(1)	Registered(1)	Unit(2)	Price(2)	Registration Fee

Class A Common Stock, $.01 Par Value Per Share	7,066,644 shares	$14.87	$105,080,996	$13,345

(1)	Represents outstanding Class B common stock, $.01 par value per share, as converted into Class A common stock on a one-to-one basis automatically upon the sale of outstanding Class B common stock by the selling stockholder.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of the Class A Common Stock on the New York Stock Exchange on April 26, 2004.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 27, 2004

Prospectus

7,066,644 Shares

World Wrestling Entertainment, Inc.

Class A Common Stock

        All of the shares of Class A common stock described in this prospectus are being offered and sold by the selling stockholder identified in this prospectus. We will not receive any of the proceeds from the sale of the shares of Class A common stock by the selling stockholder.

      We have two classes of authorized common stock, Class A common stock and Class B common stock. The selling stockholder holds shares of Class B common stock, which, upon their sale in this offering, will convert automatically into shares of Class A common stock on a one-for-one basis.

      This prospectus describes the general manner in which our Class A common stock may be offered using this prospectus. We will provide specific information about any offerings of our Class A common stock in one or more supplements to this prospectus. We encourage you to read this prospectus and any accompanying prospectus supplement carefully before you make your investment decision.

      Our Class A common stock is listed on The New York Stock Exchange under the symbol “WWE.” On April 26, 2004, the last reported sale price of our Class A common stock on the NYSE was $14.87.

      Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page 3 of this Prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, the selling stockholder may from time to time sell up to a total of 7,066,644 shares of our Class A common stock described in this prospectus in one or more offerings. Each time the selling stockholder sells Class A common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the manner in which the Class A common stock will be offered. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. We encourage you to read this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference.”

      When acquiring any Class A common stock discussed in this prospectus, you should rely only on the information provided in this prospectus and any accompanying prospectus supplement, including the information incorporated by reference. None of us, the selling stockholder, nor any underwriters or agents have authorized anyone to provide you with different information. None of us, the selling stockholder, nor any underwriters or agents are offering the securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference is truthful or complete at any date other than the date of those documents.

      Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus and any prospectus supplement to “WWE,” “our company,” “we,” “us,” “our,” or similar references mean World Wrestling Entertainment, Inc. and its subsidiaries. In this prospectus and any prospectus supplement, the term “common stock” includes both our Class A common stock and Class B common stock.

      World Wrestling Entertainment and the World Wrestling Entertainment logo are two of our marks. This prospectus and any prospectus supplement also contain other of our trademarks and trade names, as well as those of other companies. All trademarks and trade names appearing in this prospectus and any prospectus supplement are the property of their respective holders.

      Our fiscal year ends on April 30 of each calendar year. All references to fiscal years in this prospectus and any prospectus supplement refer to the fiscal years ended in the indicated calendar years. For example, “fiscal 2003” refers to the fiscal year ended April 30, 2003.

WORLD WRESTLING ENTERTAINMENT, INC.

      We are an integrated media and entertainment company engaged in the development, production and marketing of television and pay-per-view programming and live events and the licensing and sale of branded consumer products featuring our highly successful World Wrestling Entertainment brands. We have been involved in the sports entertainment business for approximately 25 years, and we have developed World Wrestling Entertainment into a widely-recognized and enduring entertainment brand.

      We develop unique and creative content centered around our talent and presented at our live events and in our television and pay-per-view programming. At the heart of our success are the athletic and entertainment skills and appeal of our WWE Superstars and our ability to develop consistently innovative and multidimensional storylines across our brands, Raw and SmackDown!. Anchored by our successful brands, we are able to leverage our content and talent across virtually all media and numerous product outlets. Our television programs, live events, pay-per-view programs and branded merchandise provide significant cross-promotion and marketing opportunities that reinforce our brands. Through this integrated model, we offer a multi-dimensional platform to reach our fans, including the highly-coveted 12-34 year-old male demographic.

      The address of our principal executive offices is P.O. Box 3857, 1241 East Main Street, Stamford, Connecticut 06902, and our telephone number is (203) 352-8600. Our corporate website is located at corporate.wwe.com, and additional information about our live events, televisions programs, pay-per-view events and performers can be found at wwe.com. None of the information on any of our websites is part of this prospectus.

FORWARD-LOOKING STATEMENTS

      This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projections” and other similar expressions to identify some, but not all, forward-looking statements. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, and you should not place undue reliance on those statements. Accordingly, any such statements are qualified in their entirety by reference to the key factors described under the caption “Risk Factors” in this prospectus and in any accompanying prospectus supplement.

      Any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained or incorporated by reference in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business to develop other than as we expect may arise from time to time, and it is not possible for us to predict all of them. Furthermore, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statements.

RISK FACTORS

      An investment in shares of our Class A common stock involves numerous risks. You should carefully consider the risks described below in addition to the other information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement before buying shares of our Class A common stock.

      Our failure to continue to develop creative and entertaining programs and events would likely lead to a decline in the popularity of our brand of entertainment.

      The creation, marketing and distribution of our live and televised entertainment, including our pay-per-view events, is at the core of our business and is critical to our ability to generate revenues across our media platforms and product outlets. Our failure to continue to create popular live events and televised programming would likely lead to a decline in our television ratings and attendance at our live events, which would likely adversely affect our operating results.

      Our failure to retain or continue to recruit key performers could lead to a decline in the appeal of our storylines and the popularity of our brand of entertainment.

      Our success depends, in large part, upon our ability to recruit, train and retain athletic performers who have the physical presence, acting ability and charisma to portray characters in our live events and televised programming. We cannot assure you that we will be able to continue to identify, train and retain these performers in the future. Additionally, we cannot assure you that we will be able to retain our current performers during the terms of their contracts or when their contracts expire. Our failure to attract and retain key performers, or a serious or untimely injury to, or the death of, or unexpected or premature loss or retirement for any reason of any of our key performers, could lead to a decline in the appeal of our storylines and the popularity of our brand of entertainment, which could adversely affect our operating results.

      The loss of the creative services of Vincent K. McMahon could adversely affect our ability to create popular characters and creative storylines.

      For the foreseeable future, we will depend heavily on the vision and services of Vincent K. McMahon. In addition to serving as Chairman of our board of directors, Mr. McMahon leads the creative team that develops the storylines and the characters for our televised programming and live events. Mr. McMahon is also an important member of the cast of performers. The loss of Mr. McMahon due to retirement, disability or death or other unexpected termination for any reason could have a material adverse effect on our ability to create popular characters and creative storylines, which could adversely affect our operating results. We do not carry key man life insurance on Mr. McMahon sufficient to cover the loss of his services.

      Our failure to maintain or renew our key agreements could adversely affect our ability to distribute our television and pay-per-view programming.

      We have an agreement with Viacom through September 2005 under which five hours of our programming are shown weekly on cable networks owned by Viacom. Our flagship cable program, Raw, as well as our one-hour live event show, Velocity, our weekly magazine-style program, The WWE Experience, and Sunday Night Heat all currently air on Spike TV, a cable network owned by Viacom. Our flagship broadcast program, SmackDown!, airs on UPN through September 2006. Because our revenues are generated, directly and indirectly, from the distribution of our televised and pay-per-view programming, any failure to maintain or renew arrangements with the distributors of our programs or the failure of the distributors to continue to provide services to us could adversely affect our operating results.

      A decline in general economic conditions could adversely affect our business.

      Our operations are affected by general economic conditions, which generally may affect consumers’ disposable income, the level of advertising spending and the size and number of retail outlets. The demand for entertainment and leisure activities tends to be highly sensitive to the level of consumers’ disposable income. A decline in general economic conditions could reduce the level of discretionary income that our fans and potential fans have to spend on our live and televised entertainment and branded merchandise, which could adversely affect our revenues. A decline in general economic conditions could also reduce levels of advertising spending, which could impair our ability to sell advertising for our various media platforms at acceptable rates or at all.

Furthermore, a decline in the size or number of retail outlets for our branded merchandise and consolidation in the retail industry as a result of declining general economic conditions could harm our distribution and sales of this merchandise. Any of the foregoing could adversely affect our operating results.

      A decline in the popularity of our brand of sports entertainment, including as a result of changes in the social and political climate, could adversely affect our business.

      Our operations are affected by consumer tastes and entertainment trends, which are unpredictable and subject to change and may be affected by changes in the social and political climate. Our programming is created to evoke a passionate response from our fans. A change in our fans’ tastes or a material change in the perceptions of our business partners, including our advertisers, distributors and licensees, whether as a result of the social and political climate or otherwise, could adversely affect our operating results.

      Changes in the regulatory atmosphere and related private-sector initiatives could adversely affect our business.

      While the production and distribution of television programming by independent producers is not directly regulated by the federal or state governments in the United States, the marketplace for television programming in the United States is affected significantly by government regulations applicable to, as well as social and political influences on, television stations, television networks and cable and satellite television systems and channels. We voluntarily designate the suitability of each of our television shows using standard industry ratings, such as PG (L,V) or TV14. A number of governmental and private-sector initiatives relating to the content of media programming have been announced in response to certain recent events unrelated to our company. Changes in governmental policy and private-sector perceptions could further restrict our program content and adversely affect our levels of viewership and operating results.

      The markets in which we operate are highly competitive, rapidly changing and increasingly fragmented, and we may not be able to compete effectively, especially against competitors with greater financial resources or marketplace presence.

      We compete for advertising dollars with other media companies. For our live, television and pay-per-view audiences, we face competition from professional and college sports, as well as from other forms of live and televised entertainment and other leisure activities in a rapidly changing and increasingly fragmented marketplace. For the sale of our branded merchandise, we compete with entertainment companies, professional and college sports leagues and other makers of branded apparel and merchandise. Many of the companies with whom we compete have greater financial resources than we do.

      Our failure to compete effectively could result in a significant loss of viewers, venues, distribution channels or performers and fewer entertainment and advertising dollars spent on our form of sports entertainment, any of which could adversely affect our operating results.

      We face uncertainties associated with international markets.

      Our production of live events overseas subjects us to the risks involved in foreign travel, local regulations, including regulations requiring us to obtain visas for our performers, and political instability inherent in varying degrees in those markets. In addition, the licensing of our television and branded merchandise in international markets exposes us to some degree of currency risk. These risks could adversely affect our operating results and impair our ability to pursue our business strategy as it relates to international markets.

      We may be prohibited from promoting and conducting our live events if we do not comply with applicable regulations.

      In various states in the United States and some foreign jurisdictions, athletic commissions and other applicable regulatory agencies require us to obtain licenses for promoters, medical clearances and/or other permits or licenses for performers and/or permits for events in order for us to promote and conduct our live events. In the event that we fail to comply with the regulations of a particular jurisdiction, we may be prohibited from promoting and conducting our live events in that jurisdiction. The inability to present our live events over an extended period of time or in a number of jurisdictions could lead to a decline in the various revenue streams generated from our live events, which could adversely affect our operating results.

      Because we depend upon our intellectual property rights, our inability to protect those rights or our infringement of others’ intellectual property rights could adversely affect our business.

      Our inability to protect our large portfolio of trademarks, service marks, copyrighted material and characters, trade names and other intellectual property rights from piracy, counterfeiting or other unauthorized use could negatively affect our business. Intellectual property is material to all aspects of our operations, and we expend substantial cost and effort in an attempt to maintain and protect our intellectual property and to maintain compliance vis-à-vis other parties’ intellectual property. We have a large portfolio of registered and unregistered trademarks and service marks worldwide and maintain a large catalog of copyrighted works, including copyrights on our television programming, music, photographs, books, magazines and apparel art. A principal focus of our efforts is to protect the intellectual property relating to our originally created characters portrayed by our performers, which encompasses images, likenesses, names and other identifying indicia of these characters. We also own a large number of Internet website domain names and operate a network of developed, content-based sites, which facilitate and contribute to the exploitation of our intellectual property worldwide.

      We vigorously seek to enforce our intellectual property rights by, among other things, searching the Internet to ascertain unauthorized use of our intellectual property, seizing at our live events goods that feature unauthorized use of our intellectual property and seeking restraining orders and/or damages in court against individuals or entities infringing our intellectual property rights. Our failure to curtail piracy, infringement or other unauthorized use of our intellectual property rights effectively, or our infringement of others’ intellectual property rights, could adversely affect our operating results.

      We could incur substantial liabilities if pending material litigation is resolved unfavorably.

      We are currently a party to civil litigation, which, if concluded adversely to our interests, could adversely affect our operating results or could require us to conduct certain aspects of our business differently. These material legal proceedings are more fully described in documents incorporated by reference into this prospectus.

      For example, in April 2000, the World Wide Fund for Nature and its American affiliate, The World Wildlife Fund (collectively, the “Fund”), instituted legal proceedings against us in the English High Court seeking injunctive relief and unspecified damages for alleged breaches of a 1994 agreement between the Fund and us regarding the use of the initials “wwf.” In August 2001, the trial judge granted the Fund’s motion for summary judgment, holding that we breached the agreement by using the initials “wwf” in connection with certain of our website addresses and our former “scratch” logo. The English Court of Appeals subsequently upheld that ruling. Since November 10, 2002, we have been subject to an injunction barring us, either on our own or through our officers, servants, agents, subsidiaries, licensees or sub-licensees, our television or other affiliates or otherwise, of most uses of the initials “wwf,” including in connection with the “wwf” website addresses and the use of our former “scratch” logo.

      We have complied with the injunction and have taken a number of significant steps that go beyond the literal requirements of the injunction. However, the elimination of certain historical uses of our former scratch logo during the period from 1998 through May 2002 and the scratch logo embedded in programming code of WWE-licensed video games created during the period from 1999 through 2001 is, as a practical matter, not possible. On an application for relief by our videogame licensee, THQ/ Jakks Pacific LLC, the English Court of Appeals ruled that THQ/ Jakks’ marketing and sale of games with embedded references to the initials “wwf” would not violate the injunction and would not constitute contempt of court by either THQ/ Jakks or us.

      As part of its original complaint, the Fund included a damages claim associated with our use of the initials “wwf”, although the Fund has never initiated any proceedings or presented any evidence before the court in this regard. We strongly dispute that the Fund has suffered any such damages. We cannot quantify the potential impact that an unfavorable outcome of the Fund’s damage claim, if such a claim ever were to be presented, could have on our financial condition, results of operations or liquidity; however, based solely on the Fund’s unsubstantiated out-of-court assertions, it could be material.

      Our insurance may not be adequate to cover liabilities resulting from accidents or injuries that occur during our physically demanding events.

      We anticipate that we will hold more than 300 live events each year. This schedule exposes our performers and our employees who are involved in the production of those events to the risk of travel and performance-

related accidents, the consequences of which may not be fully covered by insurance. The physical nature of our events exposes our performers to the risk of serious injury or death. Although our performers, as independent contractors, are responsible for maintaining their own health, disability and life insurance, we self-insure health coverage for our performers in the event that they are injured while performing. We also self-insure a substantial portion of any other liability that we could incur relating to such injuries. Liability to us resulting from any death or serious injury sustained by one of our performers while performing, to the extent not covered by our insurance, could adversely affect our operating results.

      We will face a variety of risks if we expand into new and complementary businesses.

      We have entered into new or complementary businesses in the past and may do so again in the future. For example, we are exploring opportunities related to filmed entertainment. Risks of expansion may include: potential diversion of management’s attention and other resources, including available cash, from our existing business; unanticipated liabilities or contingencies; reduced earnings due to increased depreciation and other costs; competition from other companies with experience in such businesses; possible additional regulatory requirements and compliance costs; and dilution of our stockholders’ percentage ownership and/or an increase in our leverage if we issue equity securities or incur debt to finance any of these ventures.

      Through his beneficial ownership of a substantial majority of our Class B common stock, Mr. McMahon can exercise control over our affairs, and his interests may conflict with the holders of our Class A common stock.

      We have two classes of common stock, including Class A common stock and Class B common stock. The holders of Class A common stock generally have rights identical to holders of Class B common stock, except that holders of Class A common stock are entitled to one vote per share, and holders of Class B common stock are entitled to ten votes per share. Holders of both classes of common stock generally will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by applicable Delaware law.

      A substantial majority of the issued and outstanding shares of Class B common stock is owned beneficially by Vincent K. McMahon, either directly or indirectly as the trustee of The Vincent K. McMahon Irrevocable Trust, the selling stockholder identified in this prospectus. Upon a sale of shares by the selling stockholder pursuant to this prospectus, each share of Class B common stock will convert automatically into one share of Class A common stock. Assuming that the selling stockholder sells all of its shares offered under this prospectus and any prospectus supplement, and after giving effect to the sale of those shares, Mr. McMahon will control approximately 95% of the voting power of the issued and outstanding shares of our common stock. Through his beneficial ownership of a substantial majority of our Class B common stock, Mr. McMahon effectively can exercise control over our affairs, and his interests could conflict with the holders of our Class A common stock. In addition, the voting power of Mr. McMahon through his ownership of our Class B common stock could discourage others from initiating potential mergers, takeovers or other change of control transactions. As a result, the market price of our Class A common stock could decline.

      A substantial number of shares will be eligible for future sale by Mr. McMahon, and the sale of those shares could lower our stock price.

      We cannot predict the effect, if any, that the sales of Class A common stock contemplated by this prospectus and any prospectus supplement, or future sales of shares of outstanding Class B common stock (which, upon distribution to anyone other than Mr. McMahon, Mrs. McMahon, any descendant of either of them, any entity that is wholly owned and is controlled by any combination of such persons or any trust all of the beneficiaries of which are any combination of such persons, will automatically convert on a one-for-one basis into shares of Class A common stock), or the availability of those shares for future sale will have on the market price of our Class A common stock. Sales of substantial amounts of our Class B common stock, or the perception that such sales could occur, may lower the prevailing market price of our Class A common stock. These factors could also make it more difficult for us to raise funds through future offerings of our Class A common stock.

      Our Class A common stock has a relatively small public “float.”

      Historically, as a result of our relatively small public float, our Class A common stock has been less liquid than the common stock of companies with broader public ownership, and the trading prices for our Class A common stock have been more volatile than generally may be the case for more widely-held common stock. Among other things, trading of a relatively small volume of our Class A common stock may have a greater impact on the trading price of our Class A common stock than would be the case if our public float were larger. We cannot assure that such effects will not continue after the sale of any shares under this prospectus.

We may face risks related to our recent restatement of our financial statements.

      We recently restated our financial statements to revise the accounting related to the 2001 acquisition of certain assets of World Championship Wrestling, Inc., WCW. There were no changes to revenues or costs of revenues in any of the periods affected. As a result of these changes, which principally affect fiscal 2001 and 2002, $6.6 million of costs, which were originally recorded and capitalized as intangible assets, are instead recorded as $1.7 million and $4.9 million of selling, general and administrative expenses in fiscal 2001 and 2002, respectively. These costs arose from the termination of certain WCW licenses and related agreements assumed in that transaction. The remaining $2.5 million of purchase price, which was originally assigned an indefinite life for accounting purposes, is now amortized over a six-year period and increases annual amortization by $0.4 million in fiscal 2002 through 2007. In the past, some companies that have restated their financial statements have been subject to securities class action lawsuits and shareholder derivative actions.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of Class A common stock by the selling stockholder.

DIVIDEND POLICY

      We have declared and paid quarterly cash dividends of $.04 per share on both the Class A common stock and Class B common stock in each fiscal quarter since June 2003. The Class A common stock and Class B common stock are entitled to equal per share dividends. On April 27, 2004, our Board of Directors declared a dividend of $.06 per share of Class A and Class B common stock payable on July 8 to shareholders of record on June 28.

      Our quarterly dividend is based on a number of factors, including our liquidity and historical and projected cash flows. The declaration and payment of dividends, and the determination of the amount of any dividend, is subject to the discretion of our board of directors. Any determination as to the payment of dividends, including the amount of dividends, will depend on, among other things, general economic and business conditions, our strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider to be relevant.

MARKET PRICE FOR OUR CLASS A COMMON STOCK

      Our Class A common stock is listed under the symbol “WWE” on the New York Stock Exchange.

      Since the initial public offering, our capitalization has consisted of two classes of common stock, Class A common stock and Class B common stock. Upon the sale of the Class B common stock to any person other than Mr. McMahon, Mrs. McMahon, any descendant of either of them, any entity that is wholly owned and is controlled by any combination of such persons or any trust all of the beneficiaries of which are any combination of such persons, the shares will convert automatically into the same number of shares of Class A common stock.

      The table below sets forth for the periods indicated the per share range of the high and low sale prices of our Class A common stock on the New York Stock Exchange and dividends paid per share of Class A common stock.

We also have declared a dividend of $.06 per share of Class A and Class B common stock payable on July 8 to shareholders of record on June 28.

	Class A
	Common Stock		Dividends Paid Per
			Share of Class A
	High	Low	Common Stock

Fiscal 2002
First Quarter	$15.50	$12.00
Second Quarter	$13.20	$10.33
Third Quarter	$14.25	$10.67
Fourth Quarter	$15.83	$12.81
Fiscal 2003
First Quarter	$15.30	$8.49
Second Quarter	$10.40	$6.76
Third Quarter	$9.02	$7.53
Fourth Quarter	$9.20	$7.43
Fiscal 2004
First Quarter	$11.07	$8.85	$.04
Second Quarter	$11.00	$9.10	$.04
Third Quarter	$14.15	$10.55	$.04
Fourth Quarter (through April 26, 2004)	$15.44	$12.35	$.04

      On April 26, 2004, the last reported sale price of our Class A common stock on the NYSE was $14.87. As of April 26, 2004, there were approximately 12,204 stockholders of record of our Class A common stock and three holders of record of our Class B common stock.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 180,000,000 shares of Class A common stock, 60,000,000 shares of Class B common stock, $.01 par value per share, and 20,000,000 shares of preferred stock, $.01 par value. The following summary of certain provisions relating to the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, provisions of applicable Delaware law and the provisions of our amended and restated certificate of incorporation and our restated by-laws.

      The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future. For example, if we issue a series of preferred stock that grants a liquidation preference to the holders of such preferred stock, the rights of holders of common stock and nonvoting common stock upon liquidation could be adversely affected. See “— Preferred Stock.”

Common Stock

      Voting Rights. Each holder of shares of Class A common stock is entitled to one vote per share, and each holder of shares of Class B common stock is entitled to ten votes per share, on all matters to be voted on by our stockholders. Holders of both classes of common stock generally will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable Delaware law. Holders of shares of our common stock are not entitled to cumulate votes in the election of directors.

      Directors may be removed with cause by the holders of the common stock. A vacancy on the board created by the removal or resignation of a director or by the expansion of the authorized number of directors may be filled by a vote of the directors then in office.

      Dividend Rights. The holders of shares of Class A common stock and Class B common stock are entitled to dividends and other distributions if, as and when declared by our board of directors out of assets legally available therefor, subject to the rights of any holder of shares of preferred stock and any restrictions set forth in any of our indebtedness outstanding from time to time. The holders of the Class A and Class B common stock are entitled to equal per share dividends and distributions.

      Conversion Rights. If, at any time, any shares of Class B common stock are owned beneficially by any person other than Vincent K. McMahon, Linda E. McMahon, any descendent of either of them, any entity that is wholly-owned and controlled by any combination of such persons or any trust all the beneficiaries of which are any combination of such persons, each of those shares will convert automatically into shares of Class A common stock. In addition, the Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the option of the holder.

      Other Rights. Upon our liquidation, dissolution or winding up, the holders of the shares of Class A common stock and Class B common stock would be entitled to share pro rata in the distribution of all of our assets remaining after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of the Class A common stock and Class B common stock have no preemptive or other subscription rights to purchase our capital stock. No share of our common stock issued in or outstanding prior to this offering is subject to any further call or assessment.

Preferred Stock

      Our board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the number of shares, designation, voting rights, preferences and optional and other special rights and the restrictions or qualifications thereof. The rights, preferences, privileges and powers of each series of preferred stock may differ with respect to dividends, amounts payable on liquidation, voting, conversion, redemption, sinking funds and other matters. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of our common stock and could adversely affect the rights and powers, including voting rights, of holders of shares of our common stock. The existence of authorized and undesignated shares of preferred stock may also have an adverse effect on the market price of the Class A common stock. In addition, the issuance of any shares of preferred stock could have the effect of delaying, deferring or preventing a change of control of us. No shares of preferred stock are outstanding, and we have no current intention to issue any shares of preferred stock.

Section 203 of the Delaware General Corporation Law

      We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to Section 203, but less than 85% of such stock, may not engage in a business combination, as defined in Section 203, with the corporation for a period of three years from the date on which that stockholder became an interested stockholder, as defined in Section 203, unless (1) prior to such date, the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder or (2) the business combination is approved by the corporation’s board of directors and authorized by the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to a stockholder. Section 203 could prohibit or delay a merger or other takeover or change of control transaction with respect to us and, accordingly, may discourage actions that could result in a premium over the market price for the shares held by the public stockholders.

Transfer and Dividend Paying Agent and Registrar

      The transfer and dividend paying agent and registrar for our Class A common stock is American Stock Transfer & Trust Company.

SELLING STOCKHOLDER

      The selling stockholder is The Vincent K. McMahon Irrevocable Trust dated June 30, 1999, which was established as an estate planning vehicle for the benefit of Vincent K. McMahon and members of his family. Mr. McMahon, as the trustee of the Trust, has sole voting and investment power and authority with respect to the 7,066,644 shares of Class B common stock held by the trust until termination of the trust on June 30, 2004 or his earlier death. On termination of the Trust, a portion of the assets, whether in the form of Class B common stock, cash or other property, then held by the Trust will pass to Mr. McMahon if he is living, and the rest will pass to new, successor trusts for other members of his family. Mr. McMahon will not act as trustee of such successor trusts and will have no voting or investment power with respect to their assets.

      The following table sets forth the number of shares of our Class B common stock beneficially owned by the selling stockholder. No estimate can be given as to the amount of our Class B common stock that will be beneficially owned by the selling stockholder after the sale of any shares under this prospectus because the selling stockholder may offer all, some or none of the shares of Class B common stock beneficially owned by it. The shares offered by this prospectus may be offered from time to time by the selling stockholder. The number of shares to be offered by the selling stockholder will be disclosed in a supplement to this prospectus. The number of shares set forth below represents the number of shares of Class A common stock as of April 26, 2004 into which the shares of Class B common stock held by the selling stockholder may be converted and their percentage of total outstanding shares of common stock.

	Number of Shares	Percent of
Name of Selling Stockholder	Beneficially Owned	Outstanding Shares

The Vincent K. McMahon Irrevocable Trust	7,066,644	10.3%

      Vincent K. McMahon and Linda E. McMahon, in their individual capacities, will not be offering any common stock under this prospectus. Excluding the 7,066,644 shares held by the selling stockholder, Mr. McMahon owns directly 47,146,894 shares of Class B common stock, or approximately 95% of our total voting power, and Mrs. McMahon owns directly 566,770 shares of Class B common stock, or approximately 1% of our total voting power. Mr. McMahon is the Chairman of our board of directors and Mrs. McMahon is our Chief Executive Officer. For information about the compensation of Mr. McMahon and Mrs. McMahon, please refer to the information incorporated by reference in this prospectus.

      In August 2001, the Trust sold to Invemed Catalyst Fund, L.P. an aggregate of 1,886,793 shares of common stock in a transaction exempt from registration under the Securities Act. In connection with the sale of these shares by the Trust, Mr. McMahon agreed to vote his shares of our common stock and the shares of our common stock directly held by the selling stockholder to elect Michael B. Solomon (or his successor designated by an affiliate of Invemed) as a director of our company. In addition, we entered into a registration rights agreement under which we registered all shares of our common stock held by Invemed and agreed to maintain the effectiveness of such registration statement until no longer needed, pay certain expenses incident to the registration, excluding underwriter commissions, and indemnify Invemed against certain associated civil liabilities, including liabilities under the Securities Act. We also agreed to provide notice to Invemed of any registration under the Securities Act of our common stock and to provide Invemed with the opportunity to include its shares of our common stock in any such offering. Invemed has advised us that it will not participate in the registration or sale of any shares of our common stock under this prospectus.

PLAN OF DISTRIBUTION

      The Class A common stock may be sold from time to time in one or more transactions:

•	to or through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of these methods.

      The securities may be distributed at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

General

      Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from the selling stockholder and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

Underwriters

      If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. The selling stockholder may offer the securities to the public through an underwriting syndicate or through a single underwriter.

      Unless the applicable prospectus supplement states otherwise, the obligations of any underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and the selling stockholder will enter into with any underwriters at the time of the sale to them. Any underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

Agents

      The selling stockholder may designate agents to sell the securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment. The selling stockholder may also sell securities to one or more remarketing firms, acting as principals for their own accounts or as agents for the selling stockholder.

Dealers

      The selling stockholder may sell the offered securities to dealers as principals. These dealers may then resell such securities to the public either at varying prices to be determined by the dealers or at a fixed offering price agreed to with the selling stockholder at the time of resale.

Direct Sales

      The selling stockholder may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

      The selling stockholder may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations. The selling stockholder will enter into such delayed contracts only with institutional purchasers that it approves. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

      The selling stockholder may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

      Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

      Penalty bids permit underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. Any underwriters may, if they commence these transactions, discontinue them at any time.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information pertaining to us and the Class A common stock to be sold under this prospectus, reference is made to the registration statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Such reports, proxy statements and other information, as well as the registration statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission public reference facilities by calling the SEC at 1-800-SEC-0330. Such materials can be inspected on the Security and Exchange Commission’s Web site at www.sec.gov. Our corporate website is located at www.corporate.wwe.com, and additional information about our live events, televisions programs, pay-per-views and performers can be found at wwe.com. None of the information on any of our websites is part of this prospectus.

INCORPORATION BY REFERENCE

      The Securities and Exchange Commission allows us to “incorporate” into this prospectus the information we periodically file with the Securities and Exchange Commission. This means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file with the Securities and Exchange Commission after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and all future documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the prospectus until all shares that may be offered by this prospectus are sold:

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2003, as amended by our Form

10-K/A filed April 23, 2004;

•	Definitive Proxy Statement on Schedule 14A for our 2003 Annual Meeting of Shareholders dated July 31, 2003;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended January 23, 2004, as amended by our Form 10-Q/A filed April 23, 2004;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended October 24, 2003, as amended by our Form 10-Q/A filed April 23, 2004;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended July 25, 2003, as amended by our Form 10-Q/A filed April 23, 2004;

•	Our Current Reports on Form 8-K filed June 13, 2003, August 27, 2003, November 17, 2003, February 17, 2004, April 23, 2004 and April 27, 2004 (except for any information furnished under either Item 9 or Item 12 of any such report); and

•	The description of our capital stock contained in our registration statement on Form 8-A filed on October 14, 1999.

      Upon request, we will provide a copy of the documents we incorporate by reference to each person, including any beneficial owner of our common stock, to whom a copy of this prospectus is delivered. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

World Wrestling Entertainment, Inc.
Attention: Investor Relations
1241 East Main Street
Stamford, Connecticut 06902

Telephone: (203) 352-8600

LEGAL MATTERS

      The validity of the shares of our Class A common stock offered in this prospectus will be passed upon for us and the selling stockholder by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania.

EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A for the year ended April 30, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the selling stockholder in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$13,345
Legal fees and expenses	75,000
Accounting fees and expenses	35,000
Miscellaneous	1,655

Total	$125,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and our amended and restated certificate of incorporation and bylaws.

      Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for the unlawful payment of a dividend or an unlawful stock purchase or redemption under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation contains the following provision regarding the elimination of liability for its directors:

      The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Without limiting the generality of the foregoing, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain circumstances, subject to certain limitations, against specified costs and expenses actually and reasonably incurred in connection with an action, suit or proceeding, whether civil, criminal, administrative or investigative. The registrant’s amended and restated certificate of incorporation contains a provision that the registrant will indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person.

      Article VI of the Registrant’s amended and restated by-laws contains similar provisions and permit the Registrant to maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions of the Registrant’s amended and restated by-laws.

      We maintain an insurance policy on behalf of us and certain of our subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities, which may arise as a result of the actions of such directors and officers.

ITEM 16. EXHIBITS

      The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated in this registration statement by reference.

Exhibit
Number		Description

1.1		Any underwriting agreement will be filed as an exhibit to a current report of the registrant and incorporated in this registration statement.
3.1		Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-84327), filed August 3, 1999).
3	.1A	Amendment to Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 4.1(a) to the Registrant’s Registration Statement on Form S-8 (File No. 333-93276), filed July 15, 2002).
3.2		Amended and Restated By-laws (Incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-84327), filed August 3, 1999).
3	.2A	Amendment to Amended and Restated By-Laws (Incorporated by reference to Exhibit 4.2(a) to the Registrant’s Registration Statement on Form S-8 (File No. 333-93276), filed July 15, 2002).
3.3		Form of Class A Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-84327), filed October 13, 1999).
5	.1*	Opinion of Kirkpatrick & Lockhart LLP
23	.1*	Consent of Deloitte & Touche LLP
23	.3*	Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.1).
24*		Power of Attorney (included on signature pages to the registration statement).

*	Filed herewith.

ITEM 17. UNDERTAKINGS

      The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or

Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on April 27, 2004.

WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ PHILIP B. LIVINGSTON

Name: Philip B. Livingston Title: Chief Financial Officer

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Philip B. Livingston and Edward L. Kaufman and each of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign on his or her behalf individually and in each capacity stated below any amendment, including post-effective amendments, to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on April 27, 2004.

Signature	Title

/s/ VINCENT K. MCMAHON Vincent K. McMahon	Chairman of the Board of Directors (Co-principal Executive Officer)

/s/ LINDA E. MCMAHON Linda E. McMahon	Chief Executive Officer and Director (Co-principal Executive Officer)

/s/ PHILIP B. LIVINGSTON Philip B. Livingston	Chief Financial Officer and Director

/s/ LOWELL P. WEICKER, JR. Lowell P. Weicker, Jr.	Director

/s/ DAVID KENIN David Kenin	Director

/s/ JOSEPH PERKINS Joseph Perkins	Director

/s/ MICHAEL B. SOLOMON Michael B. Solomon	Director

Signature	Title

/s/ ROBERT A. BOWMAN Robert A. Bowman	Director

/s/ FRANK G. SERPE Frank G. Serpe	Senior Vice President, Finance and Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number		Description

1.1		The form of underwriting agreement will be filed as an exhibit to a current report of the registrant and incorporated in this registration statement.
3.1		Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-84327), filed August 3, 1999).
3	.1A	Amendment to Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 4.1(a) to the Registrant’s Registration Statement on Form S-8 (File No. 333-93276), filed July 15, 2002).
3.2		Amended and Restated By-laws (Incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-84327), filed August 3, 1999).
3	.2A	Amendment to Amended and Restated By-Laws (Incorporated by reference to Exhibit 4.2(a) to the Registrant’s Registration Statement on Form S-8 (File No. 333-93276), filed July 15, 2002).
3.3		Form of Class A Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-84327), filed October 13, 1999).
5	.1*	Opinion of Kirkpatrick & Lockhart LLP
23	.1*	Consent of Deloitte & Touche LLP
23	.3*	Consent of Kirkpatrick & Lockhart LLP (included in Exhibit 5.1).
24*		Power of Attorney (included on signature pages to the registration statement).

*	Filed herewith.